UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2017

VERIFONE SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Commission File Number: 001-32465

Delaware
(State or Other Jurisdiction of Incorporation or Organization)

04-3692546
(IRS Employer Identification No.)
88 West Plumeria Drive
San Jose, CA 95134
(Address of principal executive offices, including zip code)
408-232-7800
(Registrant's telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On May 18, 2017, VeriFone Systems, Inc. (the "Company") announced the appointment of Mr. Rowan Trollope to the Company's Board of Directors, effective as of May 17, 2017. Mr. Trollop will serve on the Board of Directors from the effective date of his appointment until the Company's next annual meeting of stockholders. Mr. Trollope will serve on the Audit Committee of the Board of Directors. The number of authorized directors is increased to nine.

Mr. Trollope is Senior Vice President and General Manager, Internet of Things (IoT) and Applications Division at Cisco Systems, Inc., an information technology company headquartered in California and focused on delivery of integrated solutions to develop and connect information technology networks. Prior to joining Cisco in 2012, Mr. Trollope served most recently as a group president at Symantec Corporation overseeing sales, marketing and product development and also in a variety of other leadership roles at Symantec commencing in 1990. Mr. Trollope brings to the Board extensive experience in leading high-growth enterprise technology businesses in the cloud, security and small-to-medium size business sector as well as deep technical and product expertise.

Mr. Trollope will receive the standard compensation for our non-employee directors, as described in more detail in our most recent proxy statement filed with the Securities and Exchange Commission on February 9, 2017.

The Company will enter into an indemnification agreement with Mr. Trollope, whereby the Company will indemnify Mr. Trollope and advance expenses and costs incurred by him in connection with certain claims, suits, or proceedings arising as a result of his service on the Board of Directors.

Mr. Trollope has no reportable transactions under Item 404(a) of Regulation S-K.

A copy of the Company's press release announcing Mr. Trollope's appointment is attached as Exhibit 99.1 to this filing.

Item 9.01 Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description

99.1	Verifone Names Rowan Trollope to Board of Directors, dated May 18, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERIFONE SYSTEMS, INC.

Date: May 18, 2017
By: /s/Albert Liu
Name: Albert Liu
Title: Executive Vice President, Corporate Development and General Counsel

EXHIBIT LIST

Exhibit No.	Description of Exhibit

99.1	Verifone Names Rowan Trollope to Board of Directors, dated May 18, 2017